Exhibit 99

UTC REPORTS FULL YEAR EARNINGS PER SHARE OF $6.21, UP 16 PERCENT VERSUS PRIOR YEAR; AFFIRMS 2014 OUTLOOK

HARTFORD, Conn., January 22, 2014 - United Technologies Corp. (NYSE:UTX) reported full year 2013 earnings per share of $6.21 and net income attributable to common shareowners of $5.7 billion, up 16 percent and 17 percent, respectively over the prior year. Sales of $63 billion were 9 percent above prior year including net acquisitions (8 points) and organic growth (1 point). The company did not recognize revenue on the Canadian Maritime Helicopter program in 2013 which resulted in a net earnings per share benefit of $0.06 versus expectations. Segment operating margin was 15.3 percent, 130 basis points higher than prior year. Adjusted for restructuring and one-time items, segment operating margin of 15.7 percent was 90 basis points higher than prior year. Cash flow from operations of $7.5 billion, less capital expenditures of $1.7 billion, exceeded net income attributable to common shareowners.
“UTC closed a strong 2013 with 16 percent earnings growth despite slower than expected recovery in our end markets,” said Louis Chênevert, UTC Chairman & Chief Executive Officer. “The integration of our transformational deals and relentless focus on cost reduction were at the core of another successful year. And we delivered strong cash flow and margin expansion even as we made significant investments for future growth.”
Earnings per share for the fourth quarter of $1.58 included $0.11 of restructuring charges, partially offset by $0.02 of net favorable one-time items. The prior year quarter included $0.25 of restructuring costs and one-time charges. Adjusted for restructuring costs and net one-time items, earnings per share grew 29 percent, with segment operating margins of 15.3 percent. Sales of $16.8 billion increased 2 percent, reflecting the benefit of organic growth (4 points) partially offset by net divestitures (2 points).
“We saw an acceleration of organic growth throughout the year,” added Chênevert. “Fourth quarter organic sales growth of 4 percent combined with continued orders strength gives us good momentum as we enter 2014.”
New equipment orders at Otis increased 8 percent over the year ago quarter. UTC Climate, Controls & Security equipment orders increased 5 percent organically. Large commercial engine spares orders were up 20 percent at Pratt & Whitney and commercial spares orders increased 19 percent at UTC Aerospace Systems.
“We are confident in our ability to deliver 2014 earnings per share of $6.55 to $6.85 on sales of approximately $64 billion,” Chênevert said. “With a portfolio and organization focused on our core markets, we have a strong foundation for earnings growth in 2014 and beyond.”
UTC expects to invest nearly $2 billion in capital expenditures in 2014, and continues to target cash flow from operations less capital expenditures equal to net income attributable to common shareowners. The company also expects share repurchase and acquisition spend of $1 billion each in 2014, following $1.2 billion and $151 million, respectively, in 2013.
United Technologies Corp., based in Hartford, Connecticut, is a diversified company providing high technology products and services to the building and aerospace industries. Additional information, including a webcast, is available on the Internet at http://www.utc.com. To learn more about UTC, visit the website or follow the company on Twitter: @UTC

All financial results and projections reflect continuing operations unless otherwise noted. The accompanying tables include information integral to assessing the company’s financial position, operating performance, and cash flow, including a reconciliation of differences between non-GAAP measures used in this release and the comparable financial measures calculated in accordance with generally accepted accounting principles in the United States.
This release includes statements that constitute “forward-looking statements” under the securities laws. Forward-looking statements often contain words such as “believe,” “expect,” “plans,” “project,” “target,” “anticipate,” “will,” “should,” “see,” “guidance,” “confident” and similar terms. Forward-looking statements may include, among other things, statements relating to future and estimated sales, earnings, cash flow, charges, expenditures, share repurchases and other measures of financial performance. All forward-looking statements involve risks, uncertainties and assumptions that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Risks and uncertainties include, without limitation, the effect of economic conditions in the markets in which we operate, including financial market conditions, fluctuation in commodity prices, interest rates and foreign currency exchange rates; future levels of research and development spending; levels of end market demand in construction and in the aerospace industry; levels of air travel; financial difficulties of commercial airlines; the impact of government budget and funding decisions on the economy; changes in government procurement priorities and funding; weather conditions and natural disasters; delays and disruption in delivery of materials and services from suppliers; cost reduction efforts and restructuring costs and consequences thereof; the impact of acquisitions, dispositions, joint ventures and similar transactions; the development and production of new products and services; the impact  of diversification across product lines, regions and industries; the outcome of legal proceedings and other contingencies; pension plan assumptions and future contributions; the effect of changes in tax, environmental and other laws and regulations and political conditions; and other factors beyond our control. The level of share repurchases depends upon market conditions and the level of other investing activities and uses of cash. The forward-looking statements speak only as of the date of this release and we undertake no obligation to update or revise any forward-looking statements as of a later date. For additional information identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, see our reports on Forms 10-K, 10-Q and 8-K filed with the SEC from time to time, including, but not limited to, the information included in UTC's Forms 10-K and 10-Q under the headings “Business,” “Risk Factors,” “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” and in the notes to the financial statements included in UTC's Forms 10-K and 10-Q.

UTC-IR
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United Technologies Corporation
Condensed Consolidated Statement of Comprehensive Income

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
(Millions, except per share amounts)	2013	2012	2013	2012
Net sales	$16,759	$16,443	$62,626	$57,708
Costs and Expenses:
Cost of products and services sold	12,284	12,286	45,321	42,153
Research and development	658	712	2,529	2,371
Selling, general and administrative	1,721	1,795	6,718	6,452
Total Costs and Expenses	14,663	14,793	54,568	50,976
Other income, net	234	101	1,151	952
Operating profit	2,330	1,751	9,209	7,684
Interest expense, net	218	260	897	773
Income from continuing operations before income taxes	2,112	1,491	8,312	6,911
Income tax expense	561	454	2,238	1,711
Income from continuing operations	1,551	1,037	6,074	5,200
Less: Noncontrolling interest in subsidiaries' earnings from continuing operations	102	92	388	353
Income from continuing operations attributable to common shareowners	1,449	945	5,686	4,847
Discontinued operations:
Income (loss) from operations	—	19	63	(998)
(Loss) gain on disposal	(3)	2,092	(33)	2,030
Income tax benefit (expense)	17	(998)	5	(742)
Income from discontinued operations	14	1,113	35	290
Less: Noncontrolling interest in subsidiaries' earnings from discontinued operations	—	1	—	7
Income from discontinued operations attributable to common shareowners	14	1,112	35	283
Net income attributable to common shareowners	$1,463	$2,057	$5,721	$5,130
Comprehensive income	$4,005	$1,369	$8,663	$5,540
Less: Comprehensive income attributable to noncontrolling interests	97	97	374	368
Comprehensive income attributable to common shareowners	$3,908	$1,272	$8,289	$5,172
Earnings Per Share of Common Stock - Basic:
From continuing operations attributable to common shareowners	$1.61	$1.05	$6.31	$5.41
From discontinued operations attributable to common shareowners	0.02	1.24	0.04	0.32
Earnings Per Share of Common Stock - Diluted:
From continuing operations attributable to common shareowners	$1.58	$1.04	$6.21	$5.35
From discontinued operations attributable to common shareowners	0.02	1.22	0.04	0.31
Weighted average number of shares outstanding:
Basic shares	901	900	901	895
Diluted shares	917	911	915	907
As described on the following pages, consolidated results for the quarters and years ended December 31, 2013 and 2012 include restructuring costs and non-recurring items that management believes should be considered when evaluating the underlying financial performance.
See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation
Segment Net Sales and Operating Profit

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
(Millions)	2013	2012	2013	2012
Net Sales
Otis	$3,344	$3,205	$12,484	$12,056
UTC Climate, Controls & Security	4,192	4,147	16,809	17,090
Pratt & Whitney	4,089	3,891	14,501	13,964
UTC Aerospace Systems	3,451	3,174	13,347	8,334
Sikorsky	1,897	2,176	6,253	6,791
Segment Sales	16,973	16,593	63,394	58,235
Eliminations and other	(214)	(150)	(768)	(527)
Consolidated Net Sales	$16,759	$16,443	$62,626	$57,708

Operating Profit
Otis	$684	$644	$2,590	$2,512
UTC Climate, Controls & Security	622	460	2,590	2,425
Pratt & Whitney	464	364	1,876	1,589
UTC Aerospace Systems	517	264	2,018	944
Sikorsky	189	160	594	712
Segment Operating Profit	2,476	1,892	9,668	8,182
Eliminations and other	(10)	(18)	22	(72)
General corporate expenses	(136)	(123)	(481)	(426)
Consolidated Operating Profit	$2,330	$1,751	$9,209	$7,684

Segment Operating Profit Margin
Otis	20.5%	20.1%	20.7%	20.8%
UTC Climate, Controls & Security	14.8%	11.1%	15.4%	14.2%
Pratt & Whitney	11.3%	9.4%	12.9%	11.4%
UTC Aerospace Systems	15.0%	8.3%	15.1%	11.3%
Sikorsky	10.0%	7.4%	9.5%	10.5%
Segment Operating Profit Margin	14.6%	11.4%	15.3%	14.0%

As described on the following pages, consolidated results for the quarters and years ended December 31, 2013 and 2012 include restructuring costs and non-recurring items that management believes should be considered when evaluating the underlying financial performance.

United Technologies Corporation
Restructuring Costs and Non-Recurring Items Included in Consolidated Results

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
In Millions - Income (Expense)	2013	2012	2013	2012
Restructuring Costs included in Operating Profit:
Otis	$(20)	$(59)	$(88)	$(164)
UTC Climate, Controls & Security	(31)	(45)	(97)	(143)
Pratt & Whitney	(32)	(39)	(154)	(96)
UTC Aerospace Systems	(27)	(75)	(92)	(115)
Sikorsky	(25)	(35)	(50)	(53)
Eliminations and other	(1)	(5)	—	(19)
	(136)	(258)	(481)	(590)
Non-Recurring items included in Operating Profit:
UTC Climate, Controls & Security	17	(65)	55	157
Pratt & Whitney	—	—	168	—
Eliminations and other	—	—	—	24
	17	(65)	223	181
Total impact on Consolidated Operating Profit	(119)	(323)	(258)	(409)
Non-Recurring items included in Interest Expense, Net	12	—	48	40
Tax effect of restructuring and non-recurring items above	15	92	54	122
Non-Recurring items included in Income Tax Expense	13	—	154	237
Impact on Net Income from Continuing Operations Attributable to Common Shareowners	$(79)	$(231)	$(2)	$(10)
Impact on Diluted Earnings Per Share from Continuing Operations	$(0.09)	$(0.25)	$—	$(0.01)

Details of the non-recurring items for the quarters and years ended December 31, 2013 and 2012 above are as follows:
Quarter Ended December 31, 2013
UTC Climate, Controls & Security: Approximately $17 million net gain from UTC Climate, Controls & Security's ongoing portfolio transformation, primarily due to a gain on the sale of a business in Australia.
Interest Expense, Net: Approximately $12 million of favorable pre-tax interest adjustments related to the resolution of a dispute with the IRS for the legacy Goodrich 2001 - 2006 tax years.
Income Tax Expense: Approximately $13 million of favorable income tax adjustments related to the resolution of a dispute with the IRS for the legacy Goodrich 2001 - 2006 tax years.
Quarter Ended September 30, 2013
Pratt & Whitney: Approximately $25 million charge to adjust the fair value of a Pratt & Whitney joint venture investment.
Income Tax Expense: Favorable tax benefit of approximately $24 million as a result of a U.K. tax rate reduction enacted in July 2013.
Quarter Ended June 30, 2013
Pratt & Whitney: Approximately $193 million gain from the sale of the Pratt & Whitney Power Systems business. This gain was not reclassified to "Discontinued Operations" due to our expected level of continuing involvement in the business post disposition.
Interest Expense, Net: Approximately $36 million of favorable pre-tax interest adjustments related to settlements for the Company's tax years prior to 2006, as well as the conclusion of certain IRS examinations of 2009 and 2010 tax years.
Income Tax Expense: Approximately $22 million of favorable income tax adjustments related to the conclusion of certain IRS examinations of 2009 and 2010 tax years.
Quarter Ended March 31, 2013
UTC Climate, Controls & Security: Approximately $38 million net gain from UTC Climate, Controls & Security's ongoing portfolio transformation, primarily due to a gain on the sale of a business in Hong Kong.
Income Tax Expense:  Approximately $95 million of favorable income tax adjustments as a result of the enactment of the American Taxpayer Relief Act of 2012 in January 2013. The $95 million is primarily related to the retroactive extension of the research and development credit to 2012.
Quarter Ended December 31, 2012
UTC Climate, Controls & Security: Approximately $65 million net charge from UTC Climate, Controls & Security’s ongoing portfolio transformation. This net charge includes approximately $24 million of pension settlement charges related to the sale of a controlling interest in its Canadian distribution business and $39 million of impairment charges related to the planned disposition of certain fire and security businesses.
Discontinued Operations: Approximately $2,103 million gain ($1,050 million net of tax) on the sale of the legacy Hamilton Sundstrand’s Industrial businesses.
Quarter Ended September 30, 2012
Eliminations and other: Approximately $34 million non-cash gain recognized on the remeasurement to fair value of our previously held shares of Goodrich Corporation stock resulting from our acquisition of the company.
Interest Expense, Net: Approximately $25 million of favorable pre-tax interest adjustments related to the resolution of disputes with the Appeals Division of the IRS for the Company's 2004 - 2005 tax years.
Income Tax Expense: Approximately $34 million of favorable income tax adjustments related to the resolution of disputes with the Appeals Division of the IRS for the Company's 2004 - 2005 tax years.

Discontinued Operations: Approximately $127 million of favorable income tax adjustments related to the reversal of a portion of the deferred tax liability initially recorded during the quarter ended March 31, 2012 on the existing difference between the expected accounting versus tax gain on the planned disposition of UTC Aerospace Systems' Industrial Businesses. As a result of the structure of the transaction that was finalized in July 2012, a portion of the deferred tax liability cannot be recorded until the sale is finalized.
Quarter Ended June 30, 2012
UTC Climate, Controls & Security: Approximately $110 million net gain from UTC Climate, Controls & Security's ongoing portfolio transformation. This net gain includes approximately $142 million from the sale of a controlling interest in its Canadian distribution business, partially offset by a $32 million loss on the disposition of its U.S. Fire and Security branch operations.
Discontinued Operations:

•	Approximately $179 million pre-tax impairment charge related to inventory, fixed assets and goodwill, as a result of the decision to dispose of the UTC Power business.

•	Approximately $91 million reserve for potential remediation costs associated with certain components of wind turbines previously installed by our Clipper business.
Quarter Ended March 31, 2012
UTC Climate, Controls & Security: Approximately $112 million net gain from UTC Climate, Controls & Security's ongoing portfolio transformation. This net gain includes approximately $215 million from the sale of a controlling interest in a manufacturing and distribution joint venture in Asia, partially offset by $103 million of impairment charges related to planned business dispositions.
Eliminations and other: An additional $10 million of reserves were established for the export licensing compliance matters recorded in the fourth quarter 2011.
Interest Expense, Net: Approximately $15 million of favorable pre-tax interest adjustments related to the conclusion of the IRS's examination of the Company's 2006 - 2008 tax years.
Income Tax Expense: Approximately $203 million of favorable income tax adjustments related to the conclusion of the IRS's examination of the Company's 2006 - 2008 tax years.
Discontinued Operations:

•	Approximately $360 million and $590 million of pre-tax goodwill impairment charges ($220 million and $410 million after tax) related to Rocketdyne and Clipper, respectively.

•
Approximately $235 million of unfavorable income tax adjustments related to the recognition of a deferred tax liability on the existing difference between the expected accounting versus tax gain on the planned disposition of legacy Hamilton Sundstrand's Industrial businesses.

The following page provides segment net sales, operating profits and operating profit margins as adjusted for the aforementioned restructuring costs and non-recurring items. Management believes these adjusted results more accurately portray the ongoing operational performance and fundamentals of the underlying businesses. The amount and timing of restructuring costs and non-recurring activity can vary substantially from period to period with no assurances of comparable activity or amounts being incurred in future periods. These amounts have therefore been adjusted out in the following schedule in order to provide a more representative comparison of current year operating performance to prior year performance.

United Technologies Corporation
Segment Net Sales and Operating Profit Adjusted for Restructuring Costs and Non-Recurring Items (as reflected on the previous pages)

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
(Millions)	2013	2012	2013	2012
Net Sales
Otis	$3,344	$3,205	$12,484	$12,056
UTC Climate, Controls & Security	4,192	4,147	16,809	17,090
Pratt & Whitney	4,089	3,891	14,501	13,964
UTC Aerospace Systems	3,451	3,174	13,347	8,334
Sikorsky	1,897	2,176	6,253	6,791
Segment Sales	16,973	16,593	63,394	58,235
Eliminations and other	(214)	(150)	(768)	(527)
Consolidated Net Sales	$16,759	$16,443	$62,626	$57,708

Adjusted Operating Profit
Otis	$704	$703	$2,678	$2,676
UTC Climate, Controls & Security	636	570	2,632	2,411
Pratt & Whitney	496	403	1,862	1,685
UTC Aerospace Systems	544	339	2,110	1,059
Sikorsky	214	195	644	765
Segment Operating Profit	2,594	2,210	9,926	8,596
Eliminations and other	(9)	(13)	22	(77)
General corporate expenses	(136)	(123)	(481)	(426)
Adjusted Consolidated Operating Profit	$2,449	$2,074	$9,467	$8,093

Adjusted Segment Operating Profit Margin
Otis	21.1%	21.9%	21.5%	22.2%
UTC Climate, Controls & Security	15.2%	13.7%	15.7%	14.1%
Pratt & Whitney	12.1%	10.4%	12.8%	12.1%
UTC Aerospace Systems	15.8%	10.7%	15.8%	12.7%
Sikorsky	11.3%	9.0%	10.3%	11.3%
Adjusted Segment Operating Profit Margin	15.3%	13.3%	15.7%	14.8%

United Technologies Corporation
Condensed Consolidated Balance Sheet

	December 31,	December 31,
	2013	2012
(Millions)	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$4,619	$4,819
Accounts receivable, net	11,458	11,099
Inventories and contracts in progress, net	10,330	9,537
Assets held for sale	—	1,071
Other assets, current	3,035	3,084
Total Current Assets	29,442	29,610
Fixed assets, net	8,866	8,518
Goodwill	28,168	27,801
Intangible assets, net	15,521	15,189
Other assets	8,597	8,291
Total Assets	$90,594	$89,409

Liabilities and Equity
Short-term debt	$500	$1,624
Accounts payable	6,965	6,431
Accrued liabilities	15,335	15,310
Liabilities held for sale	—	421
Total Current Liabilities	22,800	23,786
Long-term debt	19,741	21,597
Other long-term liabilities	14,723	16,719
Total Liabilities	57,264	62,102
Redeemable noncontrolling interest	111	238
Shareowners' Equity:
Common Stock	14,638	13,837
Treasury Stock	(20,431)	(19,251)
Retained earnings	40,539	36,776
Accumulated other comprehensive loss	(2,880)	(5,448)
Total Shareowners' Equity	31,866	25,914
Noncontrolling interest	1,353	1,155
Total Equity	33,219	27,069
Total Liabilities and Equity	$90,594	$89,409

Debt Ratios:
Debt to total capitalization	38%	46%
Net debt to net capitalization	32%	40%
See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation
Condensed Consolidated Statement of Cash Flows

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
(Millions)	2013	2012	2013	2012
Operating Activities of Continuing Operations:
Income from continuing operations	$1,551	$1,037	$6,074	$5,200
Adjustments to reconcile net income from continuing operations to net cash flows provided by operating activities of continuing operations:
Depreciation and amortization	486	477	1,821	1,524
Deferred income tax provision	228	91	242	120
Stock compensation cost	59	60	275	210
Change in working capital	264	252	(199)	103
Global pension contributions	(37)	(197)	(108)	(430)
Other operating activities, net	62	234	(600)	(122)
Net cash flows provided by operating activities of continuing operations	2,613	1,954	7,505	6,605
Investing Activities of Continuing Operations:
Capital expenditures	(641)	(641)	(1,688)	(1,389)
Acquisitions and dispositions of businesses, net	65	45	1,409	(15,601)
Increase in collaboration intangible assets	(175)	(149)	(722)	(1,543)
(Increase) decrease in restricted cash	(8)	191	(5)	—
Other investing activities, net	(105)	(246)	(458)	(262)
Net cash flows used in investing activities of continuing operations	(864)	(800)	(1,464)	(18,795)
Financing Activities of Continuing Operations:
(Repayment) issuance of long-term debt, net	(976)	(741)	(2,770)	10,057
Increase (decrease) in short-term borrowings, net	91	(4,723)	(113)	(214)
Dividends paid on Common Stock	(512)	(464)	(1,908)	(1,752)
Repurchase of Common Stock	(200)	—	(1,200)	—
Other financing activities, net	(116)	(37)	51	(70)
Net cash flows (used in) provided by financing activities of continuing operations	(1,713)	(5,965)	(5,940)	8,021
Discontinued Operations:
Net cash (used in) provided by operating activities	(25)	19	(628)	41
Net cash provided by investing activities	—	3,326	351	2,974
Net cash flows (used in) provided by discontinued operations	(25)	3,345	(277)	3,015
Effect of foreign exchange rate changes on cash and cash equivalents	(13)	5	(41)	30
Net decrease in cash and cash equivalents	(2)	(1,461)	(217)	(1,124)
Cash and cash equivalents, beginning of period	4,621	6,297	4,836	5,960
Cash and cash equivalents, end of period	4,619	4,836	$4,619	4,836
Less: Cash and cash equivalents of assets held for sale	—	(17)	—	(17)
Cash and cash equivalents of continuing operations, end of period	$4,619	$4,819	$4,619	$4,819
See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation
Free Cash Flow Reconciliation

	Quarter Ended December 31,
	(Unaudited)
(Millions)	2013		2012

Net income attributable to common shareowners from continuing operations	$1,449		$945
Net cash flows provided by operating activities of continuing operations	$2,613		$1,954
Net cash flows provided by operating activities of continuing operations as a percentage of net income attributable to common shareowners from continuing operations		180%		207%
Capital expenditures	(641)		(641)
Capital expenditures as a percentage of net income attributable to common shareowners from continuing operations		(44)%		(68)%
Free cash flow from continuing operations	$1,972		$1,313
Free cash flow from continuing operations as a percentage of net income attributable to common shareowners from continuing operations		136%		139%

	Year Ended December 31,
	(Unaudited)
(Millions)	2013		2012

Net income attributable to common shareowners from continuing operations	$5,686		$4,847
Net cash flows provided by operating activities of continuing operations	$7,505		$6,605
Net cash flows provided by operating activities of continuing operations as a percentage of net income attributable to common shareowners from continuing operations		132%		136%
Capital expenditures	(1,688)		(1,389)
Capital expenditures as a percentage of net income attributable to common shareowners from continuing operations		(30)%		(29)%
Free cash flow from continuing operations	$5,817		$5,216
Free cash flow from continuing operations as a percentage of net income attributable to common shareowners from continuing operations		102%		108%
Notes to Condensed Consolidated Financial Statements

(1)
Debt to total capitalization equals total debt divided by total debt plus equity. Net debt to net capitalization equals total debt less cash and cash equivalents divided by total debt plus equity less cash and cash equivalents.

(2)
Organic sales growth represents the total reported increase within the Corporation's ongoing businesses less the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and significant non-recurring items.

(3)
Free cash flow, which represents cash flow from operations less capital expenditures, is the principal cash performance measure used by UTC. Management believes free cash flow provides a relevant measure of liquidity and a useful basis for assessing UTC's ability to fund its activities, including the financing of acquisitions, debt service, repurchases of UTC's common stock and distribution of earnings to shareholders. Other companies that use the term free cash flow may calculate it differently. The reconciliation of net cash flow provided by operating activities, prepared in accordance with generally accepted accounting principles, to free cash flow is shown above.